For release at 1:15 PM PST

Mantra Announces Successful Capital Raise

April 29, 2014

Burnaby, BC–Mantra Venture Group (OTCQB: MVTG) and its subsidiary, Mantra Energy Alternatives, have announced a successful round of raising capital. Through private placements and the exercising of warrants during a targeted campaign over the past two months, Mantra has raised approximately $1.7 million USD.

“We are very pleased with this round of capital raising, and are expecting to continue to be successful on this front in the coming months,” said Mantra CEO Larry Kristof. “This funding will allow us to move forward with the activities that will propel Mantra to the next level.”

The capital raised will be used to support Mantra’s research and business development activities, broaden Mantra’s patent portfolio, and settle outstanding debts. Activities that have already been initiated include the final design and construction of Mantra’s ERC pilot plant, the development of a prototype MRFC fuel cell for transportation applications, and the filing of several patent applications based on novel research performed over the past year.

About Mantra Venture Group

Mantra Venture Group Ltd. (OTCQB: MVTG) is a clean technology incubator that takes innovative emerging technologies and moves them towards commercialization. The Company, through its subsidiary Mantra Energy Alternatives, is currently developing two ground breaking electrochemical technologies designed to make reducing greenhouse gas emissions profitable, ERC (Electro-Reduction of Carbon Dioxide) and MRFC (Mixed-Reactant Fuel Cell).

ERC is a form of “carbon capture and utilization” (CCU) that converts the polluting greenhouse gas carbon dioxide into useful, valuable products including formic acid and formate salts. By utilizing clean electricity, the process offers the potential for an industrial plant to reduce emissions while generating a salable product and a profit.

The MRFC is an unconventional fuel cell that uses a mixture of fuel and oxidant, thereby greatly reducing the complexity and cost of the fuel cell system. Ideal for portable applications, the MRFC is cheaper, lighter, and more compact than conventional fuel cell technologies.

Follow Mantra on Twitter: http://www.twitter.com/mantraenergy

For more information go to: http://www.mantraventuregroup.com

Investor Relations: John Williams
(604) 495-1766 (Canada)
(502) 214-5932 (USA)
mantraenergy@aberdeencap.com

Company Contact: (604) 560-1503
info@mantraenergy.com
http://www.mantraventuregroup.com

Forward-looking statements: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Mantra Venture Group’s filings with the Securities and Exchange Commission, which identify specific factors that may cause actual results or events to differ materially from those described in forward-looking statements.